Exhibit 10.89

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is made as of December 13, 2024 (the “Fourth Amendment Effective Date”), by and between GI ETS SHORELINE LLC, a Delaware limited liability company (“Landlord”), and ULTRAGENYX PHARMACEUTICAL INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord (as successor-in-interest to ARE-San Francisco No. 17, LLC) and Tenant are parties to that certain Lease Agreement dated as of December 15, 2019 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated as of September 30, 2020 (the “First Amendment”), Second Amendment to Lease Agreement as of October 21, 2020 (the “Second Amendment”), and Third Amendment to Lease Agreement dated as of July 27, 2022 (the “Third Amendment”; and, together with the Original Lease, First Amendment, Second Amendment, and Third Amendment, collectively, the “Lease”), demising approximately 32,377 rentable square feet (the “Premises”) in the building located at 7000 Shoreline Court, South San Francisco, California (the “Building”);

WHEREAS, the Base Term of the Lease currently expires on March 31, 2025 (the “Current Expiration Date”) and Tenant has requested that Landlord, among other things, extend the Base Term; and

WHEREAS, Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease as set forth in this Fourth Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1.
Definitions. Unless the context otherwise requires, any capitalized or defined term used herein shall have its respective meaning as set forth in the Lease.
2.
Term.
(a)
Base Term. The Base Term is extended to expire on April 30, 2027 (the “New Expiration Date”).
(b)
Extension Term.
(i)
Clause (a) of Section 40 of the Lease is hereby deleted in its entirety and replaced with the following:

“(a) Extension Right. Tenant shall have one (1) right (the “Extension Right”) to extend the term of this Lease for 36 months (the “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice (the “Exercise Notice”) of its election to exercise the Extension Right at least nine (9) months, but not more than fifteen (15) months, prior to the expiration of the current Term of the Lease (the “Exercise Date”). Notwithstanding the foregoing, Tenant shall have the right to extend the Term by giving written notice to Landlord of its election to extend less than nine (9) months prior to the expiration of the current Term, provided that Tenant’s notice is accompanied by a payment of (a) one (1) month’s Full Service Gross Rent (as hereinafter defined) for each full calendar month that the written notice is delayed, and (b) a prorated daily amount of one (1) month’s Full Service Gross Rent for each partial calendar month that the written notice is delayed. For the avoidance of doubt, should Tenant provide Landlord with three (3) months’ prior written notice of its election to extend the Term, such notice must be accompanied by Tenant’s payment of six (6) months’ Full Service Gross Rent. “Full Service Gross Rent” shall mean Base Rent plus Tenant’s Share of (i) Utilities, (ii) Operating Expenses and (iii) Landlord’s insurance policies covering the Project.

Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) and floor height in Class A laboratory/office buildings in South San Francisco for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements (including, without limitation, rent abatements and tenant improvement allowances), available amenities (parking costs, leasing commissions, allowances or concessions, if any). Tenant shall exercise the Extension Right, if at all, as follows (i) Landlord shall deliver written notice (the “Option Rent Notice”) to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s Exercise Notice setting forth Landlord’s good faith determination of the Market Rate, and (ii) Tenant may object, in a writing delivered to Landlord within ten (10) days after Tenant’s receipt of the Option Rent Notice (the “Objection Notice”), to Landlord’s determination of the Market Rate set forth in the Option Rent Notice, in which event such Market Rate shall be determined by arbitration pursuant to Section 40(b) below. If Tenant does not deliver an Objection Notice pursuant to the immediately preceding sentence, Tenant shall be deemed to have accepted the Market Rate set forth in the Option Rent Notice. Tenant acknowledges and agrees that, if Tenant has delivered an Exercise Notice to Landlord pursuant to this Section 40(a), Tenant shall have no right thereafter to rescind such Exercise Notice or elect not to extend the term of the Lease for the Extension Term. For the avoidance of doubt, the Extension Right under this Section 40(a) is not personal to Tenant.”

(ii)
Clause (c) of Section 40 of the Lease is hereby deleted in its entirety.
(c)
Term. The definition of “Term” set forth in the Original Lease shall be deleted in its entirety and replaced with the following:

““Term” shall mean the Base Term (as extended by this Fourth Amendment to expire on the New Expiration Date), as the same may be extended pursuant to Section 2 of this Fourth Amendment, unless sooner terminated as provided in the Lease (as amended by this Fourth Amendment).”

3.
Base Rent. Tenant shall continue to pay Base Rent as provided for in the Lease until the Current Expiration Date with respect to the Premises. For the period commencing on the day following the Current Expiration Date through the New Expiration Date, Tenant shall pay Base Rent as follows with respect to the Premises:

Monthly Base Rent Amount
April 1, 2025 – March 31, 2026	$63,715.71 (Note: During this period, Base Rent is owed only for the first floor space consisting of 10,781 square feet)
April 1, 2026 – March 31, 2027	$197,088.51
April 1, 2027 – April 30, 2027	$203,001.17

Notwithstanding the foregoing, Base Rent shall be abated for the month of April 2025.

Base Rent and all other Rent shall be due and payable as provided under the Lease. For the avoidance of doubt, Tenant shall be responsible for the payment in full of Tenant’s Share of Operating Expenses for the period commencing on the day following the Current Expiration Date through the New Expiration Date.

4.
Permitted Use. The Permitted Use as set forth in the basic lease provisions on Page 1 of the Lease is restated as follows:

“Permitted Use: General administrative and sales office purposes, life science discovery and development, preclinical research, clinical research, QC testing, pilot plant operations, and other manufacturing support functions, engineering, laboratory, partnership/special purpose vehicle/university/hospital collaboration, sales and marketing, employee training, storage and/or warehouse and other lawful ancillary uses that are consistent with first class life science/R&D/office facilities in the Greater San Francisco area, and not conducted by a government, local, state or federal agency, and otherwise in compliance with the provisions of Section 7 hereof.”

5.
Tenant Improvement Allowance. Landlord and Tenant acknowledge and agree that (i) no TI Allowance is available to Tenant under the Lease and (ii) no TI Allowance shall be available to Tenant in connection with this Fourth Amendment.
6.
Taxes. Tenant acknowledges that Landlord is contesting certain Taxes pursuant to appropriate legal proceedings in accordance with Section 9 of the Lease (“Tax Contest”). Landlord shall, upon written request from Tenant, within two (2) business days, make available for Tenant’s review a copy of the tax appeal application related to the Tax Contest. In the event that a taxing authority decreases the amount of property taxes owed by Landlord with respect to the Building for a period during which Tenant occupied the Premises, and at the time of the decrease, Tenant is no longer occupying the Premises, Tenant shall be entitled to Tenant’s pro rata share (which is the same as Tenant’s Share of Operating Expenses) of any refund related to Taxes that accrued while Tenant was occupying the Premises.
7.
Signage. Section 38 of the Lease is deleted in its entirety and replaced with the following:

“Signs; Exterior Appearance. Tenant shall have the right, at Tenant’s sole cost and expense and upon receipt of Landlord’s prior written approval of the signage to be displayed, such approval in Lender’s reasonable discretion, to display signage on decorative plaques inside the main lobby of the Building. Commencing on the Fourth Amendment Effective Date, and throughout any Extension Term, Tenant shall have the exclusive right to install, maintain, repair, operate, and remove, at its sole cost and expense, one (1) sign (“Tenant’s Signage”) on the uppermost façade of the Building (including, without limitation, back lit signage and LED signage (or comparable streaming technology) and other programmable electronic technology, to the extent such signage technology complies with all applicable Legal Requirements), provided that:

(a) Tenant obtains Landlords prior written approval of the design and color of the Tenant Signage, such approval in Lender’s reasonable discretion, (b) the location is reasonably agreed upon by Landlord and Tenant following Tenant’s delivery of a signage plan which indicates the proposed locations for Tenant’s Signage; and (c) Tenant’s Signage complies with all applicable laws and zoning restrictions. Tenant’s Signage may be sized, at Tenant’s discretion, to the maximum specifications allowed by applicable laws and zoning restrictions. Other than Tenant’s Signage, Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises or (vii) place any items on the exterior of corridor walls or corridor doors, other than Landlord’s standard lettering. For purposes of clarification, the Fourth Amendment Effective Date timing restriction shall apply only to the actual installation of Tenant’s Signage; and Tenant shall be entitled to obtain Landlord’s prior written approval and/or any required permits and approvals prior to the Fourth Amendment Effective Date. Tenant shall not be responsible for the payment of any signage rent, or other form of signage fee, to Landlord for Tenant’s Signage. For the avoidance of doubt, rights under this Section 38 are not personal to Tenant.”

8.
Subordination. Section 27 of the Lease is deleted in its entirety and replaced with the following:

“Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant, provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises pursuant to the terms of the Lease (as amended) shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Following the Fourth Amendment Effective Date, Landlord shall use commercially reasonable efforts to deliver to Tenant a subordination, non-disturbance and attornment agreement from any the Holder of any Mortgage or any other superior interest holder of the Project. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. Landlord shall deliver to Tenant a copy of any default notice relating to the Project or the Premises received by Landlord, within thirty (30) business days of Landlord’s receipt of such default notice, from any Holder of any Mortgage, ground lessor or from a governmental agency. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust.”

9.
Security Deposit. The Security Deposit as set forth in the basic lease provisions on Page 1 of the Lease is restated as follows:

“Security Deposit: As of the Fourth Amendment Effective Date: $108,888.10. Within thirty (30) days of the Fourth Amendment Effective Date, the Security Deposit held by Landlord will be decreased to $54,444.05.”

10.
Parking. The second sentence of Section 10 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s pro rata share of parking shall be equal to 3.3 parking spaces per 1,000 rentable square feet of the Premises.”

11.
Artificial Intelligence and Corporate Spying. The following is added to the end of Section 42(c) of the Lease:

“Landlord shall not use Generative AI Technology (as hereinafter defined) in connection with the processing of Tenant’s financial information without obtaining Tenant’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. In the event Tenant’s prior written consent is obtained, the technology provider must maintain human oversight and accountability over all uses of Generative AI Technology in connection with the processing of Tenant’s financial information, to ensure outputs are accurate and free from bias. For purposes of this Lease, (a) “AI Technology” means any and all machine learning, deep learning, and other artificial intelligence (“AI”) technologies, including statistical learning algorithms, models (including large language models), neural networks, and other AI tools or methodologies, all software implementations of any of the foregoing, and related hardware or equipment, and (b) “Generative AI Technology” means AI Technology that generates content.”

12.
Restoration and Removable Installations.1 Exhibit F of the Original Lease (as amended by Exhibit D attached to the First Amendment) is hereby deleted and amended, restated and replaced in its entirety with the “Exhibit F” attached hereto as Exhibit A to this Fourth Amendment, which shall list the Removable Installations which Tenant shall be entitled to remove following the expiration or earlier termination of the Lease.
13.
Quiet Enjoyment. Section 24 of the Lease is deleted in its entirety and replaced with the following:

“Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against (i) any person claiming by, through or under Landlord, and (ii) any surveillance by camera within the Premises. Landlord shall use commercially reasonable efforts to cause any service providers engaged by Landlord that enter the Premises to comply with this provision. Further, Landlord agrees to reasonably cooperate with Tenant should Tenant pursue any reasonable request for removal of a service provider in furtherance of its right to privacy.”

14.
Binding Effect; Ratification; Conflict. This Fourth Amendment shall be binding upon the parties and their respective successors and assigns. Except as modified by this Fourth Amendment, all of the terms and conditions of the Lease shall remain unmodified and in full force and effect. To the extent the terms and conditions of the Lease conflict with or are inconsistent with this Fourth Amendment, the terms and conditions of this Fourth Amendment shall control.
15.
Authority. Tenant hereby represents and warrants that (a) Tenant is in good standing under the laws of the state in which the Building is located, (b) Tenant has full power and authority to enter into this Fourth Amendment and to perform all Tenant’s obligations under this Fourth Amendment, and (c) each person (and all of the persons if more than one signs) signing this Fourth Amendment on behalf of Tenant is duly and validly authorized to do so.
16.
No Offer. Submission of this Fourth Amendment for examination and signature to Tenant does not constitute an offer to amend the Lease, and this instrument is not effective as an amendment to the Lease or otherwise until executed and delivered by both Landlord and Tenant.
17.
Brokers. Landlord and Tenant each represents and warrants to the other that they have not dealt with any broker in connection with this Fourth Amendment, other than Jones Lang LaSalle (as Landlord’s representative) and Kidder Mathews of California (“Tenant’s Representative”). Landlord and Tenant each agrees to defend, indemnify and hold the other harmless from and against all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Fourth Amendment. Landlord shall pay Tenant’s Representative in accordance with that certain Kidder – Commission Agreement, dated as of May 21, 2024, by and between Landlord and Tenant’s Representative.
18.
Entire Agreement. This Fourth Amendment, together with the Lease, constitutes the entire agreement between Landlord and Tenant regarding the Lease and the subject matter

1 NTD: Tenant to provide proposed Exhibit A (removable installations).

contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreement or understandings, except as otherwise expressly provided herein. This Fourth Amendment may not be amended or modified except pursuant to a written instrument executed by both Landlord and Tenant.

19.
Attorneys’ Fees. Should any suit be brought to enforce or interpret the terms of this Fourth Amendment or any obligation herein, the prevailing party, either by way of settlement or by final judgment, shall be entitled to recover its reasonable out-of-pocket attorneys’ fees, costs and expenses.
20.
Construction. The headings used in this Fourth Amendment are for convenience and reference use only, and are not to be considered in the construction or interpretation of this Fourth Amendment. The parties agree that each party and its legal counsel has reviewed or has had the opportunity to review this Fourth Amendment and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in any construction or interpretation of this Fourth Amendment.
21.
Governing Law. This Fourth Amendment shall be construed and enforced in accordance with the laws of the state in which the Building is located applicable to contracts entered into in such state by parties residing therein.
22.
Counterparts; Electronic Delivery. This Fourth Amendment may be executed in counterparts, each of which shall be deemed a part of an original and all of which together shall constitute one (1) agreement. Signature pages may be detached from the counterparts and attached to a single copy of this Fourth Amendment to form one (1) document. Furthermore, this Fourth Amendment may be executed and delivered by electronic transmission. The parties intend that electronic (e.g. pdf format or DocuSign) signatures constitute original signatures and that an electronic copy or counterparts of this Fourth Amendment containing signatures (original or electronic) of a party is binding upon that party.
23.
Invalidity. If any provision of this Fourth Amendment is invalid or unenforceable under applicable law, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Fourth Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Fourth Amendment as of the day and year first written above.

LANDLORD: TENANT:

GI ETS SHORELINE LLC,

a Delaware limited liability company

Approved and Executed By:

By: /s David Boehle

Name: David Boehle

Title: Director

ULTRAGENYX PHARMACEUTICAL INC.,

a Delaware corporation

Approved and Executed By:

/s/ Emil Kakkis

Name: Emil Kakkis

Title: Chief Executive Officer